Exhibit 13

[ATTUNITY LETTERHEAD]

December 29, 2011

Via Email and Fax
[HOLDER NAME]
[HOLDER ADDRESS]

Re: Proposed Prepayment of Convertible Promissory Notes

Dear Shimon:

Reference is made to the Convertible Promissory Note (as amended and extended from time to time, the "Note") issued to you ("you") pursuant to that certain Note and Warrant Purchase Agreement by and among Attunity Ltd. (the "Company" or "we"), you and the other signatories thereto (the "Holders"), dated March 22, 2004, as amended and extended from time to time  (together with the ancillary documents thereto, the “Note Purchase Agreement”; capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Note).

According to our records, you are the holder of a Note in the principal amount of $368,000  which (i) is convertible into 593,548 ordinary shares of the Company based on a Conversion Price of $0.62 per share, (ii) entitle you to interest payment accrued through December 31, 2011 in the aggregate amount of $65,524 (the "2011 Interest"), which is payable on April 1, 2012, (iii) based on the current schedule of payments of principal and interest, would entitle you to interest payment accrued during 2012 in the aggregate amount of $25,064 (the "2012 Interest"), and (iv) carries, until repayment of the Note, 157,628 adjustment rights to purchase 157,628 ordinary shares at a purchase price of $0.12 per share (the "Note Rights") (and, for each two ordinary shares purchased by exercising a Note Right, the exercising holder is entitled to a three-year warrant, to purchase one share at an exercise price of $0.12 per share (the "Note Warrants")). Further to our discussion, below are our proposed terms and condition for prepayment and conversion of all or part of your Note.

By executing and delivering a fully and duly completed copy of the Election Notice enclosed herewith as Exhibit A to the attention of the undersigned via email (dror.elkayam@attunity.com) or fax (972-9-8993011) by no later than Tuesday, January 31, 2012 at 5:00 p.m. (Israel time), you hereby agree to the following:

1.
All or part of your Note, as you will indicate in your Election Notice (the percentage out of the principal amount of the Note that you wish to convert is referred to herein as your "Election Rate"), will be converted, within seven (7) business days following our receipt of the Election Notice, into a number of newly issued ordinary shares of the Company that is 24% greater than the number of ordinary shares to which you are currently entitled (the "New Conversion Rate"). For example, if you hold a Note in the principal amount of $50,000, you will be entitled to 100,000 ordinary shares upon full conversion of the Note (i.e., an Election Rate of 100%) which is 24% greater than the 80,645 ordinary shares to which you are currently entitled upon full conversion.

2.
You will be entitled, as you select in your Election Notice, to either: (i) receive payment in cash equal to the 2011 Interest payable on its original payment date, i.e., April 1, 2012 (subject to adjustment pursuant to Section 4, the "2011 Interest Payment"), or (ii) be issued, within seven (7) business days following our receipt of the Election Notice, ordinary shares of the Company in a number equal to the 2011 Interest Payment divided by the New Conversion Rate.

3.
You will also be entitled, as you select in your Election Notice, to either: (i) receive payment in cash equal to your Election Rate multiplied by the 2012 Interest (subject to adjustment pursuant to Section 4, the "2012 Interest Payment") on April 1, 2012, or (ii) be issued, within seven (7) business days following our receipt of the Election Notice, ordinary shares of the Company in a number equal to the 2012 Interest Payment divided by the New Conversion Rate.

4.
In accordance with the terms of the Note Rights, a portion of the Note Rights equal to your Election Ratio will expire upon conversion of the Note in accordance with Section 1 above. Accordingly, unless you instruct us otherwise in the Election Notice: (i) you will be deemed to exercise a portion of the Note Rights equal to your Election Ratio (the exercise price for such portion of the Note Rights is referred to herein as your "Exercise Price"), (ii) we will deduct the Exercise Price from the 2012 Interest Payment and, if necessary, 2011 Interest Payment, and (iii) you will receive additional ordinary shares and will be issued Note Warrants in accordance with such deemed exercise of the Note Rights equal to your Election Ratio.

Upon issuance of the ordinary shares and, if applicable, payment of the aforesaid amount(s), the Note shall be deemed fully repaid with respect to the Election Rate you selected and, if you indicated you wish to convert all the principal amount of the Note (i.e., an Election Rate of 100%), the Note shall be deemed fully repaid and you will have no claims with respect thereto whatsoever. We believe that the issuance of additional ordinary shares based on the New Conversion Rate adequately compensates you (and penalizes us for that matter) for the prepayment of the Note.

6.	All payments we make or deemed to make to you hereunder shall be subject to applicable withholding taxes.

7.
Kindly note that (i) other holders of Notes are being offered the same prepayment option as herein, and (ii) Shimon Alon, Chairman and CEO of the Company, and the holder of Note in the principal amount of $368,000, has already elected to fully convert the Note into ordinary shares.

8.
The Company hereby represents and warrants to you as of the date hereof as follows: (a) the Company is a corporation duly formed and validly existing under the laws of the State of Israel, with full corporate power and authority to enter into and perform its obligations under this letter; (b) the Company has full power and authority to consummate the transactions contemplated hereunder; (c) the consummation of the transactions contemplated hereunder and the performance of this letter by the Company will not violate the provisions of the current Memorandum and Articles of Association of the Company, or any applicable law; (d) the execution and performance of this letter by the Company has been duly authorized by all necessary corporate actions and has been duly executed and delivered by the Company; and (e) this letter is valid and binding upon the Company and enforceable in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

9.
By executing the Election Notice, you will be deemed to represent and warrant to the Company as follows: (a) you have the full power and authority to execute this letter and to consummate the transactions contemplated hereby and it has been duly executed by you, and constitutes your valid and binding obligation, enforceable against you in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; (b) if a corporation, you are duly organized and properly registered in the jurisdiction of your organization and the execution, delivery and performance of this letter will not violate any provision of your corporate documents; (c) you have knowledge and experience in financial and business matters, are capable of evaluating the merits and risks of the transactions evidenced by this letter and can bear the economic consequences of such investment for an indefinite period of time; (d) you are an “accredited investor” as defined in Regulation D promulgated under the Securities Act; (e) you are purchasing the securities under this letter only for investment, for your own account, and without any present intention to sell or distribute such securities; and (f) you will not sell, pledge or otherwise dispose of any of the securities issued or to be issued hereunder in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules and regulations of the SEC promulgated under either of the foregoing.

10.
You agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this letter. By executing the Election Notice, you also represent that you are aware to your right to consult with your own legal counsel concerning this letter and this provision.

11.
This letter shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Other than as specifically set forth herein, the Note Purchase Agreement and the Notes shall remain in full force and effect with no changes.

Sincerely yours,

Attunity Ltd.

By: /s/ Dror Harel-Elkayam
Name: Dror Harel-Elkayam
Title: Chief Financial Officer

EXHIBIT A
FORM OF ELECTION NOTICE
(To be executed by the Registered Holder of Note)

Attunity Ltd.
Kfar Netter Industrial Park
Kfar Netter, 40593, Israel
Attention: Chief Financial Officer

Re:          Election Notice

The undersigned is in receipt of your letter re Proposed Prepayment of Convertible Promissory Notes, dated December 29, 2011 (the "Letter"; capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Letter), and has read, understood and agreed to all of its terms and conditions. In connection with the Letter, the undersigned hereby irrevocably elects, instructs and direct you as follows:

1.
To convert 100% (the percentage elected being the "Election Rate") of the outstanding principal amount of the Note into ordinary shares of the Company according to the terms and conditions of the Letter.

2.	In accordance with Section 2 of the Letter, to receive the 2011 Interest Payment in (please check the appropriate box):

☐ cash                                ☐ ordinary shares of the Company

3.	In accordance with Section 3 of the Letter, to receive the 2012 Interest Payment in (please check the appropriate box):

☐ cash                                ☐ ordinary shares of the Company

4.	In accordance with Section 4 of the Letter, if you wish your Note Rights to expire (rather than the Company deducting the Exercise Price), please check the following box:

☐ I understand and wish my Note Rights to expire per Section 4 of the Letter

5.	The certificates for ordinary shares issuable to the undersigned should be delivered to the following address:

  ______________________________________________________________________

  _______________________________________________________________________

Signature  _________________________

    Shimon Alon